Exhibit 16.1

December 21. 2012

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 18, 2012, to be filed by our former client, Franklin Wireless Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,